                                                                      Exhibit 39


To:    All Senior, Region, District and General Managers
From:  Rob Wilson
       Doug Waugaman
Date:  April 19, 1999
Subj:  Merger Related Communications


With all the news surrounding RSC, you and your direct charges no doubt have lots of questions. It's important that you be able to communicate with your people and your customers about what's going on so that they don't become overly concerned. You should understand that all aspects regarding NationsRent merger, the United Rentals tender offer and United Rentals' consent solicitation are being handled by the Board, senior management and a large group of highly experienced outside advisors.

Everyone in the company--and even the company's board members--are greatly limited in what they can say because of the complex rules that govern tender offers and consent solicitations.

To help you communicate with your employees and customers, attached are some talking points to give you some guidance about what you can say. We have already given you a sample letter you can send to key customers over your signature.

You have a vital role to play in insuring that business stays on track and people stay focused on the job at hand. We will make every effort to keep you as informed as we can.

If you have any questions or issues we can help you with, please call Kim Edwards at 602-905-3346. If you receive any calls from the media, please don't comment and simply forward the message to Rob Wilson at corporate headquarters.



THIS LETTER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED MERGER OF RENTAL SERVICE CORPORATION AND NATIONSRENT, INC. OR A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF UNITED RENTALS. ANY SUCH SOLICITATION BY RENTAL SERVICE CORPORATION WILL BE MADE ONLY BY MEANS OF SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

Talking Points for Discussions with Employees
---------------------------------------------
These are busy times for RSC.

By now you've probably read our press release in which the Board urges stockholders to reject United Rentals' unsolicited offer because, among other reasons, it's inadequate and highly conditional. And quite simply, the Board believes the value we have all worked to create should go to our stockholders, not someone else's.

While this whole process is confusing--and maybe a little bit scary--keep in mind that the Board and senior management, supported by experienced outside experts, are actively working on lots of complicated issues for a simple purpose: to serve the best interests of the company and its stockholders.

Marty Reid Leave of Absence
---------------------------
Unfortunately, we must face this challenge, at least for the time being, without Marty Reid.

Marty has had a heart condition that he needs to take care of. We would all love to see him return to the company as soon as he's better. We look forward to that day. But until then, we wish him a speedy recovery.

New Management Announcements
----------------------------
The company has established an Executive Committee of the Board of Directors to work with our executive management team on a daily basis. The Executive Committee is composed of directors Jack Sullivan and Britton Murdoch.

Some of you may know Jack and Britton, and we are very glad to have them available to give us their guidance and supervision.

Promotion of Doug Waugaman
--------------------------
To further strengthen our leadership, we also announced in the press release that Doug Waugaman has been promoted to the newly created position of Chief Operating Officer.

Doug already has a tremendous track record here at RSC, and everyone on the Board is confident in his abilities to add to his current responsibilities.

As you may know, Doug was in charge of our company's highly successful expansion efforts in the Midwest over the past two years, and since November has also been in charge of the Western region as well.

Both Doug and Rob will report directly to the Executive Committee.


Strong Earnings
---------------
On the same day the board recommended that stockholders reject the United tender offer, we announced excellent first quarter earnings, which were another record achievement.

Employees Need to Stay Focused on the Job
-----------------------------------------
You may ask what you can do to help. The answer is a lot. You can make a tremendous contribution by staying focused on the day-to-day business and on doing a good job every day.

You are critical to our continued success. What you do is where the rubber meets the road, and that is why you have to remember that your job is to keep
your eye on the ball and stay focused on your task.   That's the most important
thing you can do for the company, and the most important thing you can do for yourselves and your fellow workers.

Where do we go from here
------------------------
You also may be wondering, what are the next steps?

We still have a merger agreement with NationsRent. The United Rentals' tender offer does not change the terms of that agreement.

I know that you have been instructed previously about not talking to reporters, or to any other outsiders about the company or its reaction to its current situation. Refer any inquiries to Rob Wilson.

Talking Points for Discussions with Customers
---------------------------------------------

These are busy times for RSC.

You may have heard that United Rentals made a tender offer for our stock that our Board has recommended stockholders reject because, among other reasons, the price is inadequate and the offer has significant conditions, certain of which cannot be satisfied by RSC or United Rentals alone.

The most important thing for you to know is that our board and senior management are dealing with these issues, and they don't affect our ability to meet your needs. It really should be "business as usual" for our customers.

Marty Reid Leave of Absence
---------------------------
Unfortunately, we must operate, at least for the time being, without Marty Reid.

Marty has a heart condition that he needs to take care of. We would all love to see him return to the company as soon as he's better. But until then, we wish him a speedy recovery.

New Management Announcements
----------------------------
Our board has established an Executive Committee to work with our executive management team on a daily basis.

The Executive Committee is led by directors Jack Sullivan and Britton Murdoch.

Promotion of Doug Waugaman
--------------------------
To add further strength to our senior management team, we also promoted Doug Waugaman to the newly created position of Chief Operating Officer.

Doug already has a great track record at RSC, and everyone on the Board is very confident in his abilities to add to his current responsibilities.

Doug was in charge of our company's highly successful expansion efforts in the Midwest over the past two years, and since November has also been in charge of the Western region as well.

Both Doug and Rob Wilson, our EVP and CFO, will report directly to the Executive Committee.

We think this is a great team that knows what they're doing.

Strong Earnings
---------------
On the same day the board rejected the United offer we announced excellent first quarter earnings, which were another record achievement.

The company is in fine shape. Our future is bright, and we look forward to continuing to serve all your rental equipment needs.



THIS LETTER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED MERGER OF RENTAL SERVICE CORPORATION AND NATIONSRENT, INC. OR A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF UNITED RENTALS. ANY SUCH SOLICITATION BY RENTAL SERVICE CORPORATION WILL BE MADE ONLY BY MEANS OF SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.